Coty Reports FY25 and Q4 Results; Targets Sequential LFL and EBITDA Trend Improvement in FY26, Returning to Growth in 2H26

Q4 Results In Line with Expectations and Guidance
Delivered FY25 Gross Margin Expansion Despite Pressure on Revenue
FY26 Trend Improvement Expected to be Fueled by Blockbuster Launches and Major Push into Fragrance Mists
Re-Establishing Baseline for Consistent Growth Following 4 Years of Momentum and a More Challenging CY25
NEW YORK - August 20, 2025-- Coty Inc. (NYSE: COTY) (Paris: COTY) ("Coty" or "the Company") today announced its results for the full fiscal year 2025 and the fourth quarter, ended June 30, 2025. Against a complex 2025 backdrop, Coty delivered Q4 in line with expectations, expanded FY25 gross margin, and initiated a multi-pronged plan to fuel operational and financial trend improvement in FY26 and beyond.

"Coty is operating from a position of reinvigorated strength after five years of transformation and proven execution," said Sue Nabi, Coty's CEO. "From FY21 through FY25, we delivered best-in-class 10% net revenue CAGR in Prestige fragrance sales and 2% net revenue CAGR in Consumer Beauty sales, strong profit expansion, and a 3x reduction in our leverage, contributing to 12 rating-agency upgrades.

“In FY25, despite headwinds from U.S. softness, retailer destocking, fragrance phasing off a strong FY24, and pressure in mass cosmetics, we moved with speed and focus to return Coty to a path of consistent and profitable growth.

“We implemented a nimbler regional model with new seasoned U.S. leadership to close the Prestige sell-out gap and return to market outperformance; kicked off the next phase of our ‘All-In to Win’ strategy, delivering $140 million of productivity savings for the year and initial fixed cost reductions; embedded our digital and e-commerce teams within markets and brands, supporting e-commerce revenue of $1 billion; and elevated our CIO to accelerate AI across demand planning, procurement, media allocation, marketing content, and back-office processes. And amidst the shifting global tariff landscape, we are strengthening our competitive advantages by actively transferring production of our mass fragrances, entry prestige fragrances and other adjacencies sold in the U.S. to our U.S. manufacturing plant, reinforcing our resiliency and relative cost advantage.

“In parallel with these interventions, we delivered a healthier FY25 baseline, with adjusted EBITDA of $1,082 million and an 18.4% margin, up 60 basis points, FY25 adjusted EPS excluding the equity swap of $0.50, and approximately $280 million of free cash flow.

"Consumer demand for beauty continues to grow at a solid pace, with ongoing fragrance category outperformance, even as retailers are acting with caution in the current environment. Coty is perfectly positioned to win, as the only global fragrance player actively targeting both the high and low price tiers, playing into the booming 'treatonomics' trend where consumers look for a mood-boost in the highly uncertain economic backdrop. In fact, we are already succeeding on both ends of the fragrance market, delivering LFL sales growth in FY25 of +9% in Ultra-Premium fragrances, +2% in Prestige fragrances and +8% in Consumer Beauty fragrances.

“We are returning to our cadence of blockbuster launches, with the early results on our recently-launched Boss Bottled Beyond already exceeding our prior blockbuster benchmarks. At the same time, we have unleashed a major attack plan in the affordable, complementary and strongly profitable fragrance mists category, with mist launches across more than a dozen of our brands rolling out in the coming 12 months and strong initial results on our recently launched CK mists.

"All of this underpins our expectations for steady, sequential trend improvement in LFL sales and adjusted EBITDA through FY26, returning to growth in 2H26.

“With financial strength, strategic execution, proactive management of underperforming areas, and organizational discipline, Coty is primed to win in a promising but dynamic beauty landscape.”

RESULTS AT A GLANCE

	Three Months Ended June 30, 2025			Year Ended June 30, 2025
(in millions, except per share data)		Change YoY			Change YoY
COTY INC.		Reported Basis	(LFL)(a)		Reported Basis	(LFL)(a)
Net revenues	$1,252.4	(8%)	(9%)	$5,892.9	(4%)	(2%)
Operating income - reported	15.5	(55%)		241.1	(56)%
Net loss attributable to common shareholders - reported**	(72.1)	28%		(381.1)	<(100%)
Operating income - adjusted*	67.7	(37%)		852.9	(1)%
Net (loss) income attributable to common shareholders - adjusted* **	(44.9)	(88%)		188.8	(42)%
EBITDA - adjusted	126.7	(23%)		1081.7	(1)%
EPS attributable to common shareholders (diluted) - reported	$(0.08)	33%		$(0.44)	<(100%)
EPS attributable to common shareholders (diluted) - adjusted*	$(0.05)	(67%)		$0.22	(41%)
(a) LFL results for the three months ended and year ended June 30, 2025 include 1% help and 1% help, respectively from Argentina resulting from significant price increases due to hyperinflation.
*    These measures, as well as “free cash flow,” “adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA),” “financial net debt,” and "economic net debt" are Non-GAAP Financial Measures. Refer to “Non-GAAP Financial Measures” for discussion of these measures. Reconciliations from reported to adjusted results can be found at the end of this release.
**    Net income for Coty Inc. is net of the Convertible Series B Preferred Stock dividends.

Twelve Months Ended June 30, 2025, Summary Results

For the twelve months ended June 30, 2025, compared to the twelve months ended June 30, 2024:

•Net revenue of $5,892.9 million decreased 4% and included a 1% negative impact from foreign exchange (FX). On a like-for-like (LFL) basis, net revenue decreased 2%.
•Prestige net revenue of $3,820.2 million, representing 65% of the Company's total sales, declined 1% on a reported basis, but was slightly positive on a LFL basis, with Coty's Prestige sell-out growing by a low single digit percentage in FY25.
•Consumer Beauty net revenue of $2,072.7 million, representing 35% of the Company's total sales, declined 8% on a reported basis and 5% on a LFL basis.
•Reported gross margin of 64.8% improved 40 basis points, while adjusted gross margin expanded by 50 basis points to 64.9%.
•Reported operating income of $241.1 million declined 56%, with a reported operating margin of 4.1%.
•Adjusted operating income of $852.9 million declined 1%, with an adjusted operating margin of 14.5%, reflecting 40 basis points of margin expansion.
•Reported net loss of $381.1 million compared to net income of $76.2 million in the prior year. The reported net loss margin was 6.5%.
•Reported EPS of $(0.44) declined from $0.09 in the prior year, and included a negative impact from the equity swap mark-to-market of $0.28.
•Adjusted EPS of $0.22 decreased from adjusted EPS of $0.37 in the prior year, and included a negative impact from the equity swap mark-to-market of $0.28.
•Adjusted EBITDA of $1,081.7 million declined 1% year-over-year, with an adjusted EBITDA margin of 18.4%, reflecting 60 basis points of margin expansion. The Company's adjusted EBITDA margin growth benefited from short-term savings.
•Cash flow from operating activities was $492.6 million and free cash flow was $277.6 million.

Three Months Ended June 30, 2025, Summary Results

For the three months ended June 30, 2025, compared to the three months ended June 30, 2024:

•Net revenue of $1,252.4 million decreased 8% on a reported basis and included a 1% benefit from FX. On a LFL basis, net revenue declined 9%.

•Prestige net revenue of $760.6 million, representing 61% of the Company's total sales, decreased 5% on a reported basis and 7% on a LFL basis, even as Coty's Prestige sell-out grew by a low single digit percentage in Q4.
•Consumer Beauty net revenue of $491.8 million, representing 39% of the Company's total sales, decreased 12% on both a reported and LFL basis.
•Reported and adjusted gross margin of 62.3% decreased 190 basis points.
•Reported operating income of $15.5 million declined from $34.7 million in the prior year, resulting in a reported operating margin of 1.2%.
•Adjusted operating income of $67.7 million decreased 37%. The adjusted operating margin of 5.4% reflected a 250 basis point decline.
•Reported net loss of $72.1 million improved from a net loss of $100.2 million in the prior year. The reported net loss margin was 5.8%.
•Reported EPS of $(0.08) improved from $(0.12) in the prior year, and included a negative impact from the equity swap mark-to-market of $0.07.
•Adjusted EPS of $(0.05) declined from $(0.03), and included a negative impact from the equity swap mark-to-market of $0.07.
•Adjusted EBITDA of $126.7 million declined 23% year-over-year, with an adjusted EBITDA margin of 10.1%, down 200 basis points.
•Cash flow from operating activities was $83.2 million, and free cash flow totaled $34.9 million.

FY25 reported operating results included a $212.8 million non-cash asset impairment charge, recorded in Q3, primarily related to the Consumer Beauty's color cosmetics business. This reflected the challenging category trends in both the U.S. and Europe.

At quarter-end, total debt was $4,008.4 million, while financial net debt was $3,751.3 million. This resulted in a total debt to net loss ratio of 11.4x and a financial leverage ratio (net debt to adjusted EBITDA) of 3.5x. The Company’s 25.8% retained stake in Wella, valued at $1,002.0 million, supported economic net debt of $2,749.3 million.

Continuing on Coty's operating results and strategy, Sue Nabi, Coty's CEO, said:

"While Q4 was broadly in line with expectations as we set the baseline for a strong launch calendar in FY26, and we expect our organizational changes will start yielding results in the coming year, there is more to do. As outlined at CAGNY, we are entering the next phase of our strategy with a sharper focus on our core strengths and the most attractive categories where we can deliver outsized returns.

“First, we will leverage and prioritize our leadership position and best-in-class capabilities in global fragrances to fuel strong expansion – with fragrances already more than 60% of revenues and an even bigger portion of our profits. Second, we will continue to grow Coty’s footprint and diversification in a limited number of structurally profitable and growing beauty categories and geographic markets at scale.

“We believe fragrances will remain a structurally advantageous category, supported by beauty category-leading brand loyalty, strong consumer demand, increasing usage, broader price points and formats, and expanding global penetration.

“We have a clear right to win as a Top 3 prestige fragrance company globally, and the #1 mass fragrance company in developed markets, underpinned by our best-in-class R&D, IP, olfactive expertise, manufacturing, marketing, and distribution. FY25 proved this, with our LFL fragrance sales growing across price points including +2% for Prestige fragrances, +8% for Consumer Beauty fragrances, and +9% for Ultra-Premium fragrances. As a result, our focus on scenting and fragrances across the price spectrum from $5 to $500, including licensed brands, is unwavering.

“Our innovation remains among the best in the market – from Burberry Goddess in FY24 to very positive early signals from BOSS Bottled Beyond, as well as Davidoff Cool Elixir, Gucci Flora Gorgeous Gardenia Intense, and adidas Vibes. In fact, our ability to launch new blockbusters and build on them over time underpins the 14% expansion in our Prestige fragrance revenues in the last 2 years. And as the only global company to couple prestige fragrance launches with a different but complementary offering of affordable fragrance mists, we are perfectly positioned to serve the high- and low-income consumers as they look for small indulgences in a time of great uncertainty.

“Skincare remains another key focus, and we will steadily build this business, while remaining vigilant with our investment levels. We have strong scale and capabilities in mass color cosmetics, and our priority is to improve profitability; we will share more details on our plans in the coming quarters.

“Following 4 years of strong outperformance and with these plans well underway, Coty is poised to deliver consistent, multi-year profitable growth, fueled by our best-in-class capabilities, highly desirable brands, scaled operations, and strong ROI focus."

Strategic Updates:

•The prestige fragrance category continued to grow at a mid single digit percentage in Q4 and in FY25, with Coty gaining or holding market share across Europe, the Middle East, Asia Pacific, Brazil, South Africa and Global Travel Retail. While Coty has underperformed the prestige market in the U.S., the sell-out gap has narrowed over the course of the year, and Coty's July sell-out is growing at a double-digit pace and 1.5x the market growth.
•The global mass beauty category was slightly positive in Q4 and in FY25, with Coty's sell-out several points lower, largely driven by rapid channel shifts, reallocation of media investments away from lower-return areas and competitive pressure
•The Company generated $1 billion in FY25 e-commerce revenue, with Prestige sell-out growing in line with the market and Consumer Beauty sell-out outperforming the market and gaining share.
•Coty continued to advance its sustainability agenda. The Company achieved CDP Supplier Engagement A List status, reflecting its collaboration with business partners to address climate change across the value chain, including the launch of new sustainability targets for suppliers. Coty also received a Gold rating from EcoVadis, placing it in the top 5% of assessed companies for sustainability performance. Additionally, Coty’s Infiniment Coty Paris brand patented its “Artcycling” innovation in the Netherlands, reinforcing the Company's leadership in sustainable innovation.

Pipeline for FY26 and Beyond:

Prestige Plans
•Currently launching new blockbuster Boss Bottled Beyond globally, coupled with the broader extension of the Hugo Boss brand into the U.S. market, with early sell-in and sell-out trends pointing to Boss Bottled Beyond tracking ahead of Coty's FY24 blockbuster Burberry Goddess
•Multi-brand push into the rapidly growing and profitable fragrance mist category, including recent launches of hair & body mists under the Calvin Klein and philosophy brands, with promising early results
•Blockbuster launch under another flagship Coty brand planned in the second half of FY26
•Launched Marc Jacobs on Amazon Premium Beauty Store in Q1 FY26
•Makeup under Marc Jacobs Beauty expected to debut in CY26
•Swarovski fragrance targeted to launch in CY27

Consumer Beauty Plans
•Launching new innovations under key mass fragrance brands, including adidas, Nautica, Vera Wang and bruno banani
•Rolling out new in-house developed fragrance lines, including the Origen collection, launched exclusively at Walmart, with additional launches planned across other key retailers
•Expanded into scenting adjacencies, including recent launches of hair & body mists under adidas Vibes and Nautica
•Capitalizing on Lip subcategory momentum with innovative new launches, including CoverGirl's Yummy Blur lipstick and Rimmel's Oh My Gloss! Butter Me Up, both earning strong consumer ratings above 4 stars
•Launching new cosmetics embellisher offerings, like Rimmel's Multi-Tasker Jelly Crush and CoverGirl's TruBlend Skin Enhancer Balms, delivering multi-use performance and trend-forward formats
•Improve the profitability profile of the Company's uniquely scaled color cosmetics platform
•Fuel awareness and demand through high-performing channels including Amazon and TikTok shop

Outlook
Entering FY26, the market backdrop remains complex. Consumer demand for beauty continues to be solid, particularly for fragrances across price points and formats. At the same time, broader macroeconomic and tariff uncertainty is fueling cautious retailer ordering and a more promotional competitive environment. Against this backdrop, Coty is launching major innovations, capturing new growth opportunities with a multi-brand push into fragrance mists, and expanding distribution across fragrances. In parallel, the Company is continuing to clean the baseline, including assuring that retailer inventories are rightsized relative to current demand trends to drive alignment between sell-in and sell-out, and that the Company is rebalancing its resources within Consumer Beauty to overdrive its profit engines, particularly mass fragrances.
Consistent with its prior outlook, Coty expects a gradual improvement in sales trends over the course of FY26 from the 4Q25 LFL levels when the Company actively intervened to clean up the baseline of the business. Coty anticipates a LFL decline of 6% to 8% in 1Q26 and a LFL decline of 3% to 5% in 2Q26, with a return to LFL growth in 2H FY26. These expected gradual improvements in sales trends in both Prestige and Consumer Beauty are underpinned by multiple levers, including several major launches in both divisions, and geographic and channel expansion, coupled with easier comparisons in the second half of the year.
On the reported revenue side, Coty estimates a low single digit percentage FX benefit in the first half.
Coty expects the organizational changes it is making to start yielding results in the coming year, with the benefits building over the coming quarters. The Company expects 1H FY26 gross margin pressure stemming from lower sales as well as the net impact from tariffs, particularly as Coty's tariff mitigation efforts will contribute more meaningfully in 2H FY26. At the same time, the step-up of fixed cost savings as part of its All-In To Win program is expected to broadly balance the resumption of variable compensation, with fluctuation in the quarterly phasing of net fixed costs over the course of the year. Altogether, Coty expects a gradual improvement in year-on-year profit trends from 4Q25, with 1Q26 adjusted EBITDA declining at a mid-to-high teens percentage and 2Q26 adjusted EBITDA declining at a low-to-mid teens percentage, followed by a return to adjusted EBITDA growth in 2H FY26.
The benefit from both lower interest expense and a lower tax rate is supporting a high single digit to mid-teen percentage decline in 1H26 adjusted EPS to $0.33 to $0.36, with adjusted EPS growth in 2H26.
Coty estimates seasonally stronger free cash flow in 1H26 of over $350 million, resulting in leverage at the end of CY25 approximately in line with to below the 4Q25 level of ~3.5x, reflecting the lower adjusted EBITDA and FX headwinds from the Euro-denominated debt. The Company remains fully focused on deleveraging over CY26 and beyond, targeting an investment grade profile.

Financial Results

Refer to “Non-GAAP Financial Measures” for discussion of the non-GAAP financial measures used in this release; reconciliations from reported to adjusted results can be found at the end of this release.

Revenues:
•FY25 reported net revenue of $5,892.9 million decreased 4% year-over-year driven by an 8% decrease in Consumer Beauty reported net revenue, a 1% decrease in Prestige reported net revenue and a 1% negative impact from FX. On a LFL basis, net revenue declined 2% driven by a 5% LFL decrease in Consumer Beauty, partially offset by slightly positive LFL growth in Prestige.
•4Q25 reported net revenue of $1,252.4 million decreased 8% year-over-year, which reflected a 12% decrease in Consumer Beauty reported net revenue and a 5% decrease in Prestige reported net revenue. Reported net revenue in Q4 included a 1% benefit from FX. On a LFL basis, net revenue decreased 9% reflecting a 12% decrease in Consumer Beauty and a 7% decline in Prestige.

Gross Margin:
•FY25 reported gross margin of 64.8% increased 40 basis points year-over-year from 64.4%. The improvement in reported gross margin was mainly driven by supply chain savings, excess & obsolescence reduction and a net benefit from pricing. FY25 adjusted gross margin of 64.9% increased by 50 basis points from 64.4% in the prior year.
•4Q25 reported and adjusted gross margin of 62.3% decreased by 190 basis points year-over-year from 64.2%, reflecting a normalization off the elevated gross margin levels in the prior year quarter.

Reported Profit:

•FY25 reported operating income of $241.1 million decreased 56%. The decline in reported operating income included a $212.8 million asset impairment charge taken in the third quarter primarily in Consumer Beauty's color cosmetics business reflecting the more challenged category trends in the U.S. and Europe. FY25 reported operating margin was 4.1%.
•4Q25 reported operating income of $15.5 million decreased from $34.7 million in the prior year driven by lower gross profit. 4Q25 reported operating margin was 1.2% down from 2.5% in the prior year.
•FY25 reported net loss of $381.1 million decreased from reported net income of $76.2 million in the prior year, impacted by a $248.1 million negative impact from the mark-to-market on the equity swap, compared with a $103.8 million negative impact in the prior year. Reported net loss margin was 6.5%, down from a reported net income margin of 1.2% in the prior year.
•4Q25 reported net loss of $72.1 million improved from a net loss of $100.2 million in the prior year. Reported net loss included a $59.6 million negative impact from the mark-to-market on the equity swap, compared with an $87.8 million impact from the mark-to-market on the equity swap in the prior year quarter. 4Q25 reported net loss margin of 5.8% improved from 7.3% reported net loss margin in the prior year.
•FY25 reported EPS of $(0.44) decreased from $0.09 in the prior year, and included a negative impact from the equity swap mark-to-market of $0.28, compared with a $0.11 negative impact from the equity swap mark-to-market in the prior year.
•4Q25 reported EPS of $(0.08) improved from $(0.12), which included a $0.07 negative impact in the current year from the mark-to-market on the equity swap, compared with a $0.10 negative impact from the equity swap mark-to-market in the prior year.

Adjusted Profit:
•FY25 adjusted operating income of $852.9 million declined 1% from $863.4 million in the prior year. FY25 adjusted operating margin was 14.5%, reflecting margin expansion of 40 basis points year-over-year. The improvement in adjusted operating margin was driven by fixed cost savings and gross margin expansion.
•4Q25 adjusted operating income of $67.7 million decreased 37% from $108.0 million in the prior year. 4Q25 adjusted operating margin was 5.4% down from 7.9% in the prior year.
•FY25 adjusted EBITDA of $1,081.7 million declined 1% from $1,091.1 million in the prior year. Adjusted EBITDA margin of 18.4% increased by 60 basis points year-over-year supported by fixed cost savings and continued gross margin expansion.
•4Q25 adjusted EBITDA of $126.7 million declined 23% from $164.5 million in the prior year. Adjusted EBITDA margin of 10.1% decreased by 200 basis points.
•FY25 adjusted net income of $188.8 million decreased from $323.1 million in the prior year driven by a $248.1 million headwind from the mark-to-market on the equity swap in the current year compared with a $103.8 million headwind in the prior year, resulting in an adjusted net income margin of 3.2%, down from 5.3% in the prior year.
•4Q25 adjusted net loss of $44.9 million increased from an adjusted net loss of $23.9 million in the prior year, reflecting a $59.6 million negative impact from the mark-to-market on the equity swap. 4Q25 adjusted net loss margin of 3.6% increased from a net loss margin of 1.8% in the prior year.
•FY25 adjusted EPS of $0.22 included a non-operating negative impact to EPS of $0.28 from the mark-to-market on the equity swap. This compared to a FY24 adjusted EPS of $0.37, which included a non-operating negative impact of $0.11 from the mark-to-market on the equity swap in the prior year.
•4Q25 adjusted EPS of $(0.05) decreased from adjusted EPS of $(0.03) in the prior year. 4Q25 adjusted EPS included a negative impact from the equity swap mark-to-market of $0.07 due to the stock price decline in the quarter, compared with a $0.10 negative impact from the mark-to-market on the equity swap in the prior year.

Operating Cash Flow:
•FY25 cash flow from operating activities of $492.6 million was lower than the prior year operating cash flows of $614.6 million due to lower cash profit.
•4Q25 cash from operations of $83.2 million declined from $176.5 million during the same period in the prior year.
•FY25 free cash flow totaled $277.6 million, a decrease from $369.4 million in the prior year driven by a $122 million decrease in operating cash flow and a $30.2 million decrease in capex.
•4Q25 free cash flow of $34.9 million decreased from free cash flow of $116.7 million in the prior year driven by the $93.3 million decrease in operating cash flow and an $11.5 million decrease in capex.

Financial Net Debt:
•Total debt of $4,008.4 million on June 30, 2025 increased slightly from $3,858.8 million on March 31, 2025. This resulted in a total debt to net loss ratio of 11.4x.
•Financial net debt of $3,751.3 million on June 30, 2025 increased from $3,615.3 million on March 31, 2025. This resulted in a financial leverage ratio of 3.5x, up from 3.2x at the end of the prior quarter.
•The value of Coty's retained 25.8% Wella stake totaled $1,002.0 million at quarter-end, supporting Coty's economic net debt of $2,749.3 million.

Fourth Quarter Business Review by Segment*

Prestige
In FY25, Prestige net revenue of $3,820.2 million, representing 65% of the Company's total annual sales, declined 1% on a reported basis. Growth in prestige fragrances was offset by lower year-over-year net revenue in the prestige makeup and skincare categories. Prestige net revenue was slightly positive on a LFL basis in FY25. In 4Q25, Prestige net revenue of $760.6 million, representing 61% of the Company's total quarterly sales, decreased 5% on a reported basis and included a 2% benefit from FX. On a LFL basis, net revenue declined 7% in the quarter. 4Q25 reported net revenue was impacted by the Company’s underperformance relative to the Prestige beauty category in the key U.S. market, as well as proactive intervention to reset the baseline, including rightsizing retailer inventory levels with current demand trends. The Prestige business was also impacted by declines in prestige makeup and skincare sales in the quarter.
Despite top-line pressure, Prestige profitability remained strong in FY25, generating reported operating income of $580.6 million, compared to $580.7 million in the prior year, with a reported operating margin of 15.2%, up 10 basis points year-over-year. FY25 adjusted operating income was $773.2 million, up from $734.4 million in the prior year, with an adjusted operating margin of 20.2%, up 120 basis points year-over-year. FY25 adjusted EBITDA increased to $884.6 million from $839.6 million, with a margin of 23.2%, expanding by 140 basis points year-over-year. In 4Q25, the Prestige segment generated reported operating income of $38.1 million, compared to $49.7 million in the prior year, with a reported operating margin of 5.0%, down 120 basis points. Adjusted operating income of $74.7 million declined from $87.8 million in the prior year, with an adjusted operating margin of 9.8%, which decreased by 110 basis points year-over-year. 4Q25 adjusted EBITDA was $102.9 million, compared to $112.8 million in the prior year quarter, resulting in an adjusted EBITDA margin of 13.5%, down 60 basis points.

Consumer Beauty
In FY25, Consumer Beauty net revenue of $2,072.7 million, representing 35% of the Company's total annual sales, declined 8% on a reported basis, which included a 3% negative impact from FX. During this period, Consumer Beauty reported net revenue declined in color cosmetics and body care, partially offset by growth in mass fragrance and mass skincare. Consumer Beauty net revenue declined 5% on a LFL basis. In 4Q25, Consumer Beauty net revenue of $491.8 million, representing 39% of the Company's total quarterly sales, decreased 12% on both a reported and LFL basis. The quarterly decline in reported net revenue was primarily driven by lower sales in color cosmetics and body care. In both periods, reported and LFL sales were impacted by ongoing weakness in the global mass color cosmetics market, particularly in the U.S.

In FY25, the Consumer Beauty segment posted a reported operating loss of $127.4 million, compared to reported operating income of $89.3 million in the prior year. The reported operating loss margin was 6.1%, compared to a reported operating margin of 4.0% in the prior year period. During the same period, adjusted operating income of $79.7 million declined from $129.0 million in the prior year with an adjusted operating margin of 3.8%, down 190 basis points. FY25 adjusted EBITDA of $197.1 million declined from $251.5 million in the prior year, resulting in an adjusted EBITDA margin of 9.5%, down 160 basis points year-over-year. In 4Q25, the Consumer Beauty segment generated a reported operating loss of $16.0 million, compared with reported operating income of $10.3 million in the prior year. 4Q25 reported operating loss margin was 3.3%, down from a reported operating margin of 1.8%. 4Q25 adjusted operating loss was $7.0 million compared to $20.2 million in the prior year with an adjusted operating loss margin of 1.4%, down from an adjusted operating margin of 3.6% in the prior year. 4Q25 adjusted EBITDA declined to $23.8 million from $51.7 million in the prior year, resulting in an adjusted EBITDA margin of 4.8%, down 430 basis points year-over-year from 9.2%.

Fourth Quarter Fiscal 2025 Business Review by Region*

Americas
•In FY25, Americas net revenue of $2,373.0 million, representing 40% of the Company's total annual sales, declined 8% on a reported basis, which included a 4% negative impact from FX. On a LFL basis, net revenue declined 3%, including a 2% benefit from Argentina, which experienced hyperinflation. In 4Q25, Americas net revenue of $511.2 million decreased 12% on a reported basis, including a 2% negative impact from FX. On a LFL basis, net revenue declined 10%, including a 1% benefit from Argentina, which experienced hyperinflation. This decline in both reported and LFL sales was impacted by lower Prestige net revenue, primarily due to elevated comparisons from prior year innovation launches and proactive inventory rightsizing to align with current demand trends. In addition, Americas sales were impacted by lower Consumer Beauty net revenue in the U.S. due to ongoing weakness in the mass color cosmetics market.

EMEA
•In FY25, EMEA net revenue of $2,811.8 million, representing 48% of the Company's total annual sales, increased 1% on a reported and LFL basis. Growth was supported by positive performance across several European markets and Africa. In 4Q25, EMEA net revenue of $574.2 million decreased 4% on a reported basis, including a 5% benefit from FX. On a LFL basis, EMEA net revenue decreased by 9%. The decline in both reported and LFL sales was driven by lower Prestige net revenue, primarily due to proactive inventory rightsizing to align with current demand trends as well as lower Consumer Beauty net revenue.

Asia Pacific
•In FY25, Asia Pacific net revenue of $708.1 million, representing 12% of the Company's total annual sales, decreased 8% as reported and 7% LFL driven by lower Prestige and Consumer Beauty net revenue. The Company's lower year-over-year net revenue in mainland China, Australia, New Zealand and the regional Travel Retail channel continued to be impacted by the challenging market dynamics, which were partially offset by growth in Asia excluding China. Coty's sell-out in the region grew ahead of the market. In 4Q25, Asia Pacific net revenue of $167.0 million decreased 8% on a reported basis, which included a 1% benefit from FX. The decline was primarily driven by softness across most markets. On a LFL basis, Asia Pacific net revenue declined 9%. Importantly, Coty's sell-out performance in almost all Asia markets excluding China grew nearly 4x ahead of the market, with strong double-digit percentage sell-out in fragrance and skincare.

Noteworthy Company Developments

Other noteworthy company developments include:

•On June 3, 2025, Coty hosted an intimate conversation at Maison Orveda on Madison Avenue, the wellness sanctuary of the French multi-award-winning biotech skincare brand. The event featured Marc Jacobs, one of the most iconic names in design, fashion, and beauty, and Bridget Foley, fashion journalist and author. As part of Orveda’s Cultural Tastemakers Series, the conversation celebrated artistry, intention, and innovation, bringing together thought leaders in a space designed to ignite the mind, spirit, and skin.

Conference Call
Coty Inc. will issue pre-recorded remarks on August 20, 2025 at approximately 4:45 PM (ET) / 10:45 PM (CET) and will hold a live question and answer session on August 21, 2025 beginning at 8:00 AM (ET) / 2:00 PM (CET). The pre-recorded remarks and live question and answer session will be available at http://investors.coty.com. The dial-in number for the live question and answer session is 1-800-225-9448 in the U.S. or 1-203-518-9708 internationally (conference passcode number: COTY4Q25).

For more information:
Investor Relations
Olga Levinzon, +1 212 389-7733
olga_levinzon@cotyinc.com

Media
Antonia Werther, +31 621 394495
antonia_werther@cotyinc.com

About Coty Inc.
Founded in Paris in 1904, Coty is one of the world’s largest beauty companies with a portfolio of iconic brands across fragrance, color cosmetics, and skin and body care. Coty serves consumers around the world, selling prestige and mass market products in over 120 countries and territories. Coty and our brands empower people to express themselves freely, creating their own visions of beauty; and we are committed to protecting the planet.
Learn more at coty.com or on LinkedIn and Instagram.

Forward Looking Statements
Certain statements in this Earnings Release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's current views with respect to, among other things, strategic planning, targets and outlook for future reporting periods (including the extent and timing of revenue, expense and profit trends and changes in operating cash flows and cash flows from operating activities and investing activities), the Company’s future operations and strategy (including the expected implementation and related impact of its strategic priorities), ongoing and future cost efficiency, optimization and restructuring initiatives and programs, expectations of the impact of inflationary pressures and the timing, magnitude and impact of pricing actions to offset inflationary costs, strategic transactions (including their expected timing and impact), expectations and/or plans with respect to joint ventures (including Wella Company and the timing and size of any related divestiture, distribution or return of capital), the Company’s capital allocation strategy and payment of dividends (including suspension of dividend payments and the duration thereof and any plans to resume cash dividends on common stock or to continue to pay dividends in cash on preferred stock) and expectations for stock repurchases, investments, licenses and portfolio changes, product launches, relaunches or rebranding (including the expected timing or impact thereof), plans for growth in growth engine markets, channels or other white spaces, synergies, savings, performance, cost, timing and integration of acquisitions, future cash flows, liquidity and borrowing capacity (including any refinancing or deleveraging activities), timing and size of cash outflows and debt deleveraging, the timing and magnitude of any "true-up" payments in connection with our forward repurchase contracts, the timing and extent of any future impairments, and synergies, savings, impact, cost, timing and implementation of the Company’s ongoing strategic transformation agenda (including operational and organizational structure changes, operational execution and simplification initiatives, fixed cost reductions (including our fixed cost reduction plan), continued process improvements and supply chain changes), the expected impact, cost, timing and implementation of e-commerce and digital initiatives, expected impact, cost, timing and implementation of sustainability initiatives (including progress, plans and goals), the expected impact of geopolitical risks (including the ongoing war in Ukraine and/or armed conflicts in the Middle East) on our business operations, sales outlook and strategy, expectations regarding the impact of tariffs (including magnitude, scope and timing) and plans to manage such impact, expectations regarding economic recovery in Asia, consumer purchasing trends and the related impact on our plans for growth in China, the expected impact of global supply chain challenges and/or inflationary pressures (including as a result the war in Ukraine and/or armed conflicts in the Middle East, or due to a change in tariffs or trade policy impacting raw materials), and expectations regarding future service levels and inventory levels, and the priorities of senior management. These forward-looking statements are generally identified by words or phrases, such as “anticipate”, “are going to”, “estimate”, “plan”, “project”, “expect”, “believe”, “intend”, “foresee”, “forecast”, “will”, “may”, “should”, “outlook”, “continue”, “temporary”, “target”, “aim”, “potential”, “goal” and similar words or phrases. These statements are based on certain assumptions and estimates that we consider reasonable, but are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual events or results (including our financial condition, results of operations, cash flows and prospects) to differ materially from such statements, including risks and uncertainties relating to:
•the Company’s ability to successfully implement its strategic priorities (including leveraging its leadership position and capabilities in global fragrances to fuel strong expansion and continue to grow its footprint and diversification in a limited number of structurally profitable and growing beauty categories and geographic markets at scale), achieve the benefits contemplated by its strategic initiatives (including revenue growth, cost control, gross margin growth and debt deleveraging), and compete effectively in the beauty industry, in each case within the expected time frame or at all;
•the Company’s ability to anticipate, gauge and respond to market trends and consumer preferences, which may change rapidly, and the market acceptance of new products, including new products related to the Company's skincare and prestige cosmetics portfolios, any relaunched or rebranded products and the anticipated costs and discounting associated with such relaunches and rebrands, and consumer receptiveness to our current and future marketing philosophy and consumer engagement activities (including digital marketing and media), and our ability to effectively manage our production and inventory levels in response to demand;
•use of estimates and assumptions in preparing the Company’s financial statements, including with regard to revenue recognition, income taxes (including the expected timing and amount of the release of any tax valuation allowance), the assessment of goodwill, other intangible and long-lived assets for impairments, the market value of inventory, and the fair value of equity investment;
•the impact of any future impairments;
•managerial, transformational, operational, regulatory, legal and financial risks, including diversion of management attention to and management of cash flows, expenses and costs associated with the Company's transformation agenda, the Company's global business strategies, the integration and management of its strategic partnerships, and future strategic initiatives, and, in particular, the Company's ability to manage and execute many initiatives simultaneously including any resulting complexity, employee attrition or diversion of resources;

•the timing, costs and impacts of divestitures and the amount and use of proceeds from any such transactions;
•future divestitures and the impact thereof on, and future acquisitions, new licenses and joint ventures and the integration thereof with, our business, operations, systems, financial data and culture and the ability to realize synergies, manage supply chain challenges and other business disruptions, reduce costs (including through the Company’s cash efficiency initiatives), avoid liabilities and realize potential efficiencies and benefits (including through our restructuring initiatives) at the levels and at the costs and within the time frames contemplated or at all;
•increased competition, consolidation among retailers, shifts in consumers’ preferred distribution and marketing channels (including to digital and prestige channels), distribution and shelf-space resets or reductions, compression of go-to-market cycles, changes in product and marketing requirements by retailers, reductions in retailer inventory levels and order lead-times or changes in purchasing patterns, impact from public health events on retail revenues, and other changes in the retail, e-commerce and wholesale environment in which the Company does business and sells its products and the Company’s ability to respond to such changes (including its ability to expand its digital, direct-to-consumer and e-commerce capabilities within contemplated timeframes or at all);
•the Company and its joint ventures’, business partners’ and licensors’ abilities to obtain, maintain and protect the intellectual property used in its and their respective businesses, protect its and their respective reputations (including those of its and their executives or influencers), and public goodwill, and defend claims by third parties for infringement of intellectual property rights;
•any change to the Company’s capital allocation and/or cash management priorities, including any change in the Company’s dividend policy and any change in the Company's stock repurchase plans;
•any unanticipated problems, liabilities or integration or other challenges associated with a past or future acquired business, joint ventures or strategic partnerships which could result in increased risk or new, unanticipated or unknown liabilities, including with respect to environmental, competition and other regulatory, compliance or legal matters, and specifically in connection with its strategic partnerships, risks related to the entry into a new distribution channel, the potential for channel conflict, risks of retaining customers and key employees, difficulties of integration (or the risks associated with limiting integration) and management of the partnerships, the Company's relationships with its strategic partners, the Company's ability to protect trademarks and brand names, litigation, investigations by governmental authorities, and changes in law, regulations and policies that affect the business or products of its strategic partners, including the risk that direct selling laws and regulations may be modified, interpreted or enforced in a manner that results in a negative impact to the business model, revenue, sales force or business of any of its strategic partnerships;
•the Company’s international operations and joint ventures, including enforceability and effectiveness of its joint venture agreements and reputational, compliance, regulatory, economic and foreign political risks, including difficulties and costs associated with maintaining compliance with a broad variety of complex local and international regulations;
•the Company’s dependence on certain licenses (especially in the fragrance category) and the Company’s ability to renew expiring licenses on favorable terms or at all;
•the Company’s dependence on entities performing outsourced functions, including outsourcing of distribution functions, and third-party manufacturers, logistics and supply chain suppliers, and other suppliers, including third-party software providers, web-hosting and e-commerce providers;
•administrative, product development and other difficulties in meeting the expected timing of market expansions, product launches and re-launches and marketing efforts, including in connection with new products in the Company's skincare and prestige cosmetics portfolios;
•changes in the demand for the Company's products due to declining or depressed global or regional economic conditions, and declines in consumer confidence or spending, whether related to the economy (such as austerity measures, tax increases, high fuel costs, or higher unemployment), wars and other hostilities and armed conflicts, natural or other disasters, weather, pandemics, security concerns, terrorist attacks or other factors;
•global political and/or economic uncertainties, disruptions or major regulatory or policy changes, and/or the enforcement thereof that affect the Company’s business, financial performance, operations or products, including the impact of the war in Ukraine and any related escalation or expansion thereof, armed conflict in the Middle East, the current administration in the U.S. and related changes to regulatory and trade policies, changes in the U.S. tax code and/or regulations in other jurisdictions where we operate (including recent and pending implementation of the global minimum corporate tax (part of the "Pillar Two Model Rules") that may impact our tax liability in the European Union, and recent changes and future changes in tariffs, retaliatory or trade protection measures, trade policies and other international trade regulations in the U.S., the European Union and Asia and in other regions where the Company operates (and the Company's ability to manage the impact of such changes), potential regulatory limits on payment terms in the European

Union, recent and future changes in sanctions regulations, and recent and future changes in regulations impacting the beauty industry, including regulatory measures addressing products, formulations, raw materials and packaging, and recent and future regulatory measures restricting or otherwise impacting the use of web sites, mobile applications or social media platforms that the Company uses in connection with its digital marketing and e-commerce activities;
•currency exchange rate volatility and currency devaluation and/or inflation;
•the Company's ability to implement and maintain pricing actions to effectively mitigate increased costs and inflationary pressures, and the reaction of customers or consumers to such pricing actions;
•the number, type, outcomes (by judgment, order or settlement) and costs of current or future legal, compliance, tax, regulatory or administrative proceedings, investigations and/or litigation, including product liability cases (including asbestos and talc-related litigation for which indemnities and/or insurance may not be available), distributor or licensor litigation, and compliance, litigation or investigations relating to our joint ventures and strategic partnerships;
•the Company’s ability to manage seasonal factors and other variability and to anticipate future business trends and needs;
•disruptions in operations, sales and in other areas, including due to disruptions in our supply chain, restructurings and other business alignment activities, manufacturing or information technology systems, labor disputes, extreme weather and natural disasters, impact from global public health events, the outbreak of war or hostilities (including the war in Ukraine and armed conflicts in the Middle East, and any escalation or expansion thereof), impact of global supply chain challenges or other disruptions in the international flow of goods (including disruptions arising from future tariff scenarios), and the impact of such disruptions on the Company’s ability to generate profits, stabilize or grow revenues or cash flows, comply with its contractual obligations and accurately forecast demand and supply needs and/or future results;
•disruptions in the availability and distribution of raw materials and components needed to manufacture the Company's products, and its ability to effectively manage its production and inventory levels in response to supply challenges;
•the Company's ability to adapt its business to address climate change concerns, including through the implementation of new or unproven technologies or processes, and to respond to increasing governmental and regulatory measures relating to environmental, social and governance matters, including expanding mandatory and voluntary reporting, diligence and disclosure, as well as new taxes (including on energy and plastic), new diligence requirements and the impact of such measures or processes on the Company's costs, business operations and strategy;
•restrictions imposed on the Company through its license agreements, credit facilities and senior unsecured bonds or other material contracts, its ability to generate cash flow to repay, refinance or recapitalize debt and otherwise comply with its debt instruments, and changes in the manner in which the Company finances its debt and future capital needs;
•increasing dependency on information technology, including as a result of remote working practices, and the Company’s ability, or the ability of any of the third-party service providers used by the Company to support its business, to protect against service interruptions, data corruption, cyber-based attacks or network security breaches, including ransomware attacks, costs and timing of implementation and effectiveness of any upgrades or other changes to information technology systems, and the cost of compliance or the Company’s failure to comply with any privacy or data security laws (including the European Union General Data Protection Regulation, the California Consumer Privacy Act and similar state laws, the Brazil General Data Protection Law and the China Data Security Law and Personal Information Protection Law) or to protect against theft of customer, employee and corporate sensitive information;
•the Company's ability to attract and retain key personnel and the impact of senior management transitions;
•the distribution and sale by third parties of counterfeit and/or gray market versions of the Company’s products;
•the impact of the Company's ongoing strategic transformation agenda and continued process improvements on the Company’s relationships with key customers and suppliers and certain material contracts;
•the Company’s relationship with JAB Beauty B.V. (formerly known as Cottage Holdco B.V.), as the Company’s majority stockholder, and its affiliates, and any related conflicts of interest or litigation;
•the Company’s relationship with KKR, whose affiliate KKR Bidco is an investor in the Wella Company, and any related conflicts of interest or litigation;
•future sales of a significant number of shares by the Company’s majority stockholder or the perception that such sales could occur; and
•other factors described elsewhere in this document and in documents that the Company files with the SEC from time to time.
When used herein, the term “includes” and “including” means, unless the context otherwise indicates, “including without limitation”. More information about potential risks and uncertainties that could affect the Company’s business and financial results is included under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2025 and annual report on Form 10-K for the year ended June 30, 2025 and other periodic reports the Company has filed and may file with the SEC from time to time.
All forward-looking statements made in this release are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this release, and the Company does not undertake any obligation, other than as may be required by applicable law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.
Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such, and should only be viewed as historical data.
Non-GAAP Financial Measures
To supplement the financial measures prepared in accordance with GAAP, we use non-GAAP financial measures for Coty Inc. including Adjusted operating income (loss), Adjusted EBITDA, Adjusted net income (loss), and Adjusted net income (loss) attributable to Coty Inc. to common stockholders (collectively, the “Adjusted Performance Measures”). The reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in tables below. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for or superior to, financial measures reported in accordance with GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies, including companies in the beauty industry, may calculate similarly titled non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes.
Despite the limitations of these non-GAAP financial measures, our management uses the Adjusted Performance Measures as key metrics in the evaluation of our performance and annual budgets and to benchmark performance of our business against our competitors. The following are examples of how these Adjusted Performance Measures are utilized by our management:
•strategic plans and annual budgets are prepared using the Adjusted Performance Measures;
•senior management receives a monthly analysis comparing budget to actual operating results that is prepared using the Adjusted Performance Measures; and
•senior management’s annual compensation is calculated, in part, by using some of the Adjusted Performance Measures.
In addition, our financial covenant compliance calculations under our debt agreements are substantially derived from these Adjusted Performance Measures.
Our management believes that Adjusted Performance Measures are useful to investors in their assessment of our operating performance and the valuation of the Company. In addition, these non-GAAP financial measures address questions we routinely receive from analysts and investors and, in order to ensure that all investors have access to the same data, our management has determined that it is appropriate to make this data available to all investors. The Adjusted Performance Measures exclude the impact of certain items (as further described below) and provide supplemental information regarding our operating performance. By disclosing these non-GAAP financial measures, our management intends to provide investors with a supplemental comparison of our operating results and trends for the periods presented. Our management believes these measures are also useful to investors as such measures allow investors to evaluate our performance using the same metrics that our management uses to evaluate past performance and prospects for future performance. We provide disclosure of the effects of these non-GAAP financial measures by presenting the corresponding measure prepared in conformity with GAAP in our financial statements, and by providing a reconciliation to the corresponding GAAP measure so that investors may understand the adjustments made in arriving at the non-GAAP financial measures and use the information to perform their own analyses.
Adjusted operating income/Adjusted EBITDA excludes restructuring costs and business structure realignment programs, amortization, acquisition- and divestiture-related costs and acquisition accounting impacts, stock-based compensation, and asset impairment charges and other adjustments as described below. For adjusted EBITDA, in addition to the preceding, we exclude adjusted depreciation as defined below. We do not consider these items to be reflective of our core operating performance due to the variability of such items from period-to-period in terms of size, nature and significance. They are primarily incurred to realign our operating structure and integrate new acquisitions, and implement divestitures of components of our business, and fluctuate based on specific facts and circumstances. Additionally, Adjusted net income attributable to Coty Inc. and Adjusted net income attributable to Coty Inc. per common share are adjusted for certain interest and other (income) expense items, as described below, and the related tax effects of each of the items used to derive Adjusted net income as such charges are not used by our management in assessing our operating performance period-to-period.
Adjusted Performance Measures reflect adjustments based on the following items:
•Costs related to acquisition and divestiture activities: The Company has excluded acquisition- and divestiture-related costs and the accounting impacts such as those related to transaction costs and costs associated with the revaluation of acquired inventory in connection with business combinations because these costs are unique to each transaction. Additionally, for divestitures, the Company excludes write-offs of assets that are no longer recoverable and contract related costs due to the divestiture. The nature and amount of such costs vary significantly based on the size and timing of the acquisitions and divestitures, and the maturities of the businesses being acquired or divested. Also, the size, complexity and/or volume of past transactions, which often drives the magnitude of such expenses, may not be indicative of the size, complexity and/or volume of any future acquisitions or divestitures.
•Restructuring and other business realignment costs: The Company has excluded costs associated with restructuring and business structure realignment programs to allow for comparable financial results to historical operations and forward-looking guidance. In addition, the nature and amount of such charges vary significantly based on the size and timing of the programs. By excluding the referenced expenses from the non-GAAP financial measures, management is able to further evaluate the Company's ability to utilize existing assets and estimate their long-term value. Furthermore, our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Asset impairment charges: The Company has excluded the impact of asset impairments as such non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Amortization expense: The Company has excluded the impact of amortization of finite-lived intangible assets, as such non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance. Although we exclude amortization of intangible assets from our non-GAAP expenses, our management believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.
•Gain or loss on sale and early license termination: The Company has excluded the impact of gain or loss on sale and early license termination as such amounts are inconsistent in amount and frequency and are significantly impacted by the size of the sale and early license termination.
•Costs related to market exit: The Company has excluded the impact of direct incremental costs related to our decision to wind down our business operations in Russia. We believe that these direct and incremental costs are inconsistent and infrequent in nature. Consequently, our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Gains on sale of real estate: The Company has excluded the impact of gains on sale of real estate as such amounts are inconsistent in amount and frequency and are significantly impacted by the size of the sale. Our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Stock-based compensation: Although stock-based compensation is a key incentive offered to our employees, we have excluded the effect of these expenses from the calculation of adjusted operating income and adjusted EBITDA. This is due to their primarily non-cash nature; in addition, the amount and timing of these expenses may be highly variable and unpredictable, which may negatively affect comparability between periods.

•Depreciation and Adjusted depreciation: Our adjusted operating income excludes the impact of accelerated depreciation for certain restructuring projects that affect the expected useful lives of Property, Plant and Equipment, as such charges vary significantly based on the size and timing of the programs. Further, we have excluded adjusted depreciation, which represents depreciation expense net of accelerated depreciation charges, from our adjusted EBITDA. Our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Other (income) expense: The Company has excluded the impact of pension curtailment (gains) and losses and pension settlements as such events are triggered by our restructuring and other business realignment activities and the amount of such charges vary significantly based on the size and timing of the programs. Further, we have excluded the change in fair value of the investment in Wella, as well as expenses related to potential or actual sales transactions reducing equity investments, as our management believes these unrealized (gains) and losses do not reflect our underlying ongoing business, and the adjustment of such impact helps investors and others compare and analyze performance from period to period. Such transactions do not reflect our operating results and we have excluded the impact as our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Noncontrolling interest: This adjustment represents the after-tax impact of the non-GAAP adjustments included in Net income attributable to noncontrolling interests based on the relevant noncontrolling interest percentage.
•Tax: This adjustment represents the impact of the tax effect of the pretax items excluded from Adjusted net income. The tax impact of the non-GAAP adjustments is based on the tax rates related to the jurisdiction in which the adjusted items are received or incurred. Additionally, adjustments are made for the tax impact of any intra-entity transfer of assets and liabilities. Also, in connection with our market exit in Russia, we have adjusted for the release of tax charges previously taken related to certain direct incremental impacts of the decision.
The Company has provided a quantitative reconciliation of the difference between the non-GAAP financial measures and the financial measures calculated and reported in accordance with GAAP. For a reconciliation of adjusted gross profit to gross profit, adjusted EPS (diluted) to EPS (diluted), and adjusted net revenues to net revenues, see the table entitled “Reconciliation of Reported to Adjusted Results for the Consolidated Statements of Operations.” For a reconciliation of adjusted operating income to operating income and adjusted operating income margin to operating income margin, see the tables entitled “Reconciliation of Reported Operating Income (Loss) to Adjusted Operating Income” and "Reconciliation of Reported Operating Income (Loss) to Adjusted Operating Income by Segment." For a reconciliation of adjusted effective tax rate to effective tax rate, see the table entitled “Reconciliation of Reported Income (Loss) Before Income Taxes and Effective Tax Rates to Adjusted Income Before Income Taxes and Adjusted Effective Tax Rates.” For a reconciliation of adjusted net income and adjusted net income margin to net income (loss), see the table entitled “Reconciliation of Reported Net Income (Loss) to Adjusted Net Income.”
The Company also presents free cash flow, adjusted earnings before interest, taxes, depreciation and amortization ("adjusted EBITDA"), immediate liquidity, Financial Net Debt and Economic Net Debt. Management believes that these measures are useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures and provides them with the same measures that management uses as the basis for making resource allocation decisions. Free cash flow is defined as net cash provided by operating activities less capital expenditures; adjusted EBITDA is defined as adjusted operating income, excluding adjusted depreciation and non-cash stock-based compensation. Net debt or Financial Net Debt (which the Company referred to as "net debt" in prior reporting periods) is defined as total debt less cash and cash equivalents, and Economic Net Debt is defined as total debt less cash and cash equivalents less the value of the Wella Stake. For a reconciliation of Free Cash Flow, see the table entitled “Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow,” for adjusted EBITDA, see the table entitled “Reconciliation of Adjusted Operating Income to Adjusted EBITDA” and for Financial Net Debt and Economic Net Debt, see the tables entitled “Reconciliation of Total Debt to Financial Net Debt and Economic Net Debt.” Further, our immediate liquidity is defined as the sum of available cash and cash equivalents and available borrowings under our Revolving Credit Facility (please see table "Immediate Liquidity").

We operate on a global basis, with the majority of our net revenues generated outside of the U.S. Accordingly, fluctuations in foreign currency exchange rates can affect our results of operations. Therefore, to supplement financial results presented in accordance with GAAP, certain financial information is presented in “constant currency”, excluding the impact of foreign currency exchange translations to provide a framework for assessing how our underlying businesses performed excluding the impact of foreign currency exchange translations. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. We calculate constant currency information by translating current and prior-period results for entities reporting in currencies other than U.S. dollars into U.S. dollars using prior year foreign currency exchange rates. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate, or for the impacts of hyperinflation. The constant currency information we present may not be comparable to similarly titled measures reported by other companies.
These non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
To the extent that the Company provides guidance, it does so only on a non-GAAP basis and does not provide reconciliations of such forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for restructuring, integration and acquisition-related expenses, amortization expenses, non-cash stock-based compensation, adjustments to inventory, and other charges reflected in our reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

- Tables Follow -

COTY INC.
SUPPLEMENTAL SCHEDULES INCLUDING NON-GAAP FINANCIAL MEASURES

FOURTH QUARTER BY SEGMENT (COTY INC.)

	Three Months Ended June 30,
	Net Revenues		Change		Reported Operating Income (Loss)			Adjusted Operating Income (Loss)
(in millions)	2025	2024	Reported Basis	LFL(a)	2025	Change	Margin	2025	Change	Margin
Prestige	$760.6	$802.8	(5%)	(7%)	$38.1	(23%)	5%	$74.7	(15%)	10%
Consumer Beauty	491.8	560.6	(12%)	(12%)	(16.0)	<(100%)	(3)%	(7.0)	<(100%)	(1%)
Corporate	—	—	N/A	N/A	(6.6)	74%	N/A	—	N/A	N/A
Total	$1,252.4	$1,363.4	(8%)	(9%)	$15.5	(55%)	1%	$67.7	(37%)	5%

	Year Ended June 30,
	Net Revenues		Change		Reported Operating Income (Loss)			Adjusted Operating Income
(in millions)	2025	2024	Reported Basis	LFL(a)	2025	Change	Margin	2025	Change	Margin
Prestige	$3,820.2	$3,857.3	(1%)	—%	$580.6	—%	15%	$773.2	5%	20%
Consumer Beauty	2,072.7	2,260.7	(8%)	(5%)	(127.4)	<(100%)	(6)%	79.7	(38%)	4%
Corporate	—	—	N/A	N/A	(212.1)	(72%)	N/A	—	N/A	N/A
Total	$5,892.9	$6,118.0	(4%)	(2%)	$241.1	(56%)	4%	$852.9	(1%)	15%
(a) LFL results for the three months ended and year ended June 30, 2025 include 1% help and 1% help, respectively from Argentina resulting from significant price increases due to hyperinflation.

	Adjusted EBITDA
	Three Months Ended June 30,		Year Ended June 30,
(in millions)	2025	2024	2025	2024
Prestige	$102.9	$112.8	$884.6	$839.6
Consumer Beauty	23.8	51.7	197.1	251.5
Corporate	—	—	—	—
Total	$126.7	$164.5	$1,081.7	$1,091.1

FOURTH QUARTER FISCAL 2025 BY REGION

COTY INC.

	Three Months Ended June 30,				Year Ended June 30,
	Net Revenues		Change		Net Revenues		Change
(in millions)	2025	2024	Reported Basis	LFL(a)	2025	2024	Reported Basis	LFL(a)
Americas	$511.2	$583.0	(12)%	(10)%	$2,373.0	$2,567.9	(8)%	(3)%
EMEA	574.2	598.1	(4)%	(9)%	2,811.8	2,784.0	1%	1%
Asia Pacific	167.0	182.3	(8)%	(9)%	708.1	766.1	(8)%	(7)%
Total	$1,252.4	$1,363.4	(8)%	(9)%	$5,892.9	$6,118.0	(4)%	(2)%
(a) Americas LFL results for the three months ended and year ended June 30, 2025 include 1% help and 2% help, respectively from Argentina resulting from significant price increases due to hyperinflation.

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Year Ended June 30,
(in millions, except per share data)	2025	2024	2025	2024
Net revenues	$1,252.4	$1,363.4	$5,892.9	$6,118.0
Cost of sales	472.7	488.0	2,072.0	2,178.8
as % of Net revenues	37.7%	35.8%	35.2%	35.6%
Gross profit	779.7	875.4	3,820.9	3,939.2
Gross margin	62.3%	64.2%	64.8%	64.4%

Selling, general and administrative expenses	720.6	791.0	3,103.4	3,162.4
as % of Net revenues	57.5%	58.0%	52.7%	51.7%
Amortization expense	45.6	48.0	186.9	193.4
Restructuring costs	(2.0)	1.7	76.7	36.7
Asset impairment charges	—	—	212.8	—
Operating income	15.5	34.7	241.1	546.7
as % of Net revenues	1.2%	2.5%	4.1%	8.9%
Interest expense, net	50.1	61.7	214.2	252.0
Other expense, net	38.9	80.4	371.7	90.2
(Loss) income before income taxes	(73.5)	(107.4)	(344.8)	204.5
as % of Net revenues	(5.9%)	(7.9%)	(5.9%)	3.3%
(Benefit) provision for income taxes	(4.2)	(11.8)	5.4	95.1
Net (loss) income	(69.3)	(95.6)	(350.2)	109.4
as % of Net revenues	(5.5%)	(7.0%)	(5.9%)	1.8%
Net income attributable to noncontrolling interests	(0.4)	1.3	5.3	5.3
Net income attributable to redeemable noncontrolling interests	(0.1)	—	12.4	14.7
Net (loss) income attributable to Coty Inc.	$(68.8)	$(96.9)	$(367.9)	$89.4
Amounts attributable to Coty Inc.
Net (loss) income	$(68.8)	$(96.9)	$(367.9)	$89.4
Convertible Series B Preferred Stock dividends	(3.3)	(3.3)	(13.2)	(13.2)
Net (loss) income attributable to common stockholders	$(72.1)	$(100.2)	$(381.1)	$76.2

Earnings per common share:
Basic for Coty Inc.	$(0.08)	$(0.12)	$(0.44)	$0.09
Diluted for Coty Inc.(a)(b)	$(0.08)	$(0.12)	$(0.44)	$0.09
Weighted-average common shares outstanding:
Basic	872.3	867.9	870.9	874.4
Diluted(a)(b)	872.3	867.9	870.9	883.4

Depreciation - Coty Inc.	$59.0	$56.5	$233.1	$227.7
(a)Diluted EPS is adjusted by the effect of dilutive securities, including awards under the Company's equity compensation plans, the convertible Series B Preferred Stock, and the Forward Repurchase Contracts. When calculating any potential dilutive effect of stock options, Series A Preferred Stock, restricted stock, PRSUs and RSUs, the Company uses the treasury method and the if-converted method for the Convertible Series B Preferred Stock and the Forward Repurchase Contracts. The treasury method typically does not adjust the net income attributable to Coty Inc., while the if-converted method requires an adjustment to reverse the impact of the preferred stock dividends of $13.2 and to reverse the impact of fair market value losses/(gains) for contracts with the option to settle in shares or cash of $248.1 and $73.4, respectively, if dilutive, for the twelve months ended June 30, 2025 and 2024 on net income applicable to common stockholders during the period. The if-converted method requires an adjustment to reverse the impact of the preferred stock dividends of $3.3, and to reverse the impact of fair market value losses/(gains) for contracts with the option to settle in shares or cash of $59.6 and $67.0, respectively, if dilutive, for the three months ended June 30, 2025 and 2024 on net income applicable to common stockholders during the period.
(b)For the three months ended June 30, 2025 and 2024, outstanding stock options and Series A Preferred Stock with purchase or conversion rights were excluded from the computation of diluted EPS due to the net loss incurred during the period. For the twelve months ended June 30, 2025 and 2024, outstanding stock options and Series A Preferred Stock with purchase or conversion rights to purchase 3.5 million and 2.8 million weighted average anti-dilutive shares of Common Stock, respectively, were excluded from the computation of diluted EPS.

RECONCILIATION OF REPORTED TO ADJUSTED RESULTS FOR THE CONSOLIDATED STATEMENTS OF OPERATIONS

These supplemental schedules provide adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	Three Months Ended June 30, 2025
	COTY INC.
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$1,252.4	$—	$1,252.4
Gross profit	779.7	—	779.7
Gross margin	62.3%		62.3%
Operating income	15.5	52.2	67.7
as % of Net revenues	1.2%		5.4%
Net loss attributable to common stockholders	(72.1)	27.2	(44.9)
as % of Net revenues	(5.8%)		(3.6%)
Adjusted EBITDA			126.7
as % of Net revenues			10.1%

EPS (diluted)	$(0.08)		$(0.05)

Adjusted diluted EPS includes $0.07 hurt related to the net impact of the Total Return Swaps in the three months ended June 30, 2025.

	Three Months Ended June 30, 2024
	COTY INC.
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$1,363.4	$—	$1,363.4
Gross profit	875.4	—	875.4
Gross margin	64.2%		64.2%
Operating income	34.7	73.3	108.0
as % of Net revenues	2.5%		7.9%
Net loss attributable to common stockholders	(100.2)	76.3	(23.9)
as % of Net revenues	(7.3%)		(1.8%)
Adjusted EBITDA			164.5
as % of Net revenues			12.1%

EPS (diluted)	$(0.12)		$(0.03)

Adjusted diluted EPS includes $0.10 hurt related to the net impact of the Total Return Swaps in the three months ended June 30, 2024.

(a) See “Reconciliation of Reported Net Income, Adjusted Operating Income and Adjusted EBITDA for Coty Inc” and “Reconciliation of Reported Net Income to Adjusted Net Income” for a detailed description of adjusted items.

RECONCILIATION OF REPORTED TO ADJUSTED RESULTS FOR THE CONSOLIDATED STATEMENTS OF OPERATIONS

These supplemental schedules provide adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	Year Ended June 30, 2025
	COTY INC.
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$5,892.9	$—	$5,892.9
Gross profit	3,820.9	4.3	3,825.2
Gross margin	64.8%		64.9%
Operating income	241.1	611.8	852.9
as % of Net revenues	4.1%		14.5%
Net income attributable to common stockholders	(381.1)	569.9	188.8
as % of Net revenues	(6.5%)		3.2%
Adjusted EBITDA			1,081.7
as % of Net revenues			18.4%

EPS (diluted)	$(0.44)		$0.22

Adjusted diluted EPS includes $0.28 hurt related to the net impact of the Total Return Swaps in the year ended June 30, 2025.

	Year Ended June 30, 2024
	COTY INC.
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$6,118.0	$—	$6,118.0
Gross profit	3,939.2	—	3,939.2
Gross margin	64.4%		64.4%
Operating income	546.7	316.7	863.4
as % of Net revenues	8.9%		14.1%
Net income attributable to common stockholders	76.2	246.9	323.1
as % of Net revenues	1.2%		5.3%
Adjusted EBITDA			1,091.1
as % of Net revenues			17.8%

EPS (diluted)	$0.09		$0.37

Adjusted diluted EPS includes $0.11 hurt related to the net impact of the Total Return Swaps in the year ended June 30, 2024.

(a) See “Reconciliation of Reported Net Income to Adjusted Operating Income, and Adjusted EBITDA” and “Reconciliation of Reported Net Income to Adjusted Net Income” for a detailed description of adjusted items.

RECONCILIATION OF REPORTED NET INCOME TO ADJUSTED OPERATING INCOME AND ADJUSTED EBITDA

COTY INC.	Three Months Ended June 30,			Year Ended June 30,
(in millions)	2025	2024	Change	2025	2024	Change
Net (loss) income	$(69.3)	$(95.6)	28%	$(350.2)	$109.4	<(100%)
Net (loss) income margin	(5.5)%	(7.0)%		(5.9)%	1.8%
(Benefit) Provision for income taxes	(4.2)	(11.8)	64%	5.4	95.1	(94%)
(Loss) Income before income taxes	(73.5)	(107.4)	32%	(344.8)	204.5	<(100%)
Interest expense, net	50.1	61.7	(19%)	214.2	252.0	(15%)
Other expense (income), net	38.9	80.4	(52%)	371.7	90.2	>100%
Reported Operating (loss) income	$15.5	$34.7	(55%)	$241.1	$546.7	(56%)
Reported operating (loss) income margin	1.2%	2.5%		4.1%	8.9%
Asset impairment charges (c)	—	—	N/A	212.8	—	N/A
Amortization expense	45.6	48.0	(5%)	186.9	193.4	(3%)
Restructuring and other business realignment costs (a)	1.2	7.0	(83%)	91.8	36.6	>100%
Stock-based compensation	5.4	18.4	(71%)	50.0	88.8	(44%)
Gain on sale of real estate	—	—	N/A	—	(1.6)	100%
Early license termination and market exit costs (b)	—	(0.1)	100%	70.3	(0.5)	>100%
Total adjustments to reported operating income (loss)	52.2	73.3	(29%)	611.8	316.7	93%
Adjusted Operating income	$67.7	$108.0	(37%)	$852.9	$863.4	(1%)
Adjusted operating income margin	5.4%	7.9%		14.5%	14.1%
Adjusted depreciation	59.0	56.5	4%	228.8	227.7	0%
Adjusted EBITDA	$126.7	$164.5	(23%)	$1,081.7	$1,091.1	(1%)
Adjusted EBITDA margin	10.1%	12.1%		18.4%	17.8%
(a)In the three months ended June 30, 2025, we incurred restructuring and other business structure realignment costs of $1.2. We incurred restructuring costs of $(2.0) included in the Consolidated Statements of Operations, and business structure realignment costs of $3.2 included in Selling, general and administrative expenses, in the Consolidated Statement of Operations. In the three months ended June 30, 2024, we incurred restructuring and other business structure realignment costs of $7.0. We incurred restructuring costs of $1.7 included in the Consolidated Statements of Operations and business structure realignment costs of $5.3 included in Selling, general and administrative expenses in the Consolidated Statement of Operations.
In fiscal 2025, we incurred restructuring and other business structure realignment costs of $91.8. We incurred restructuring costs of $76.7 included in the Consolidated Statements of Operations, primarily related to the Fixed Cost Reduction Plan and business structure realignment costs of $15.1. This amount includes $10.8 reported in Selling, general and administrative expenses. In fiscal 2024, we incurred restructuring and other business structure realignment costs of $36.6. We incurred restructuring costs of $36.7 included in the Consolidated Statements of Operations, related to the restructuring actions, and business structure realignment costs of $(0.1) primarily related to the Transformation Plan. This amount includes $(0.1) reported in Selling, general and administrative expenses in the Consolidated Statement of Operations.
(b)In the three months ended June 30, 2025, we recognized no gain or loss. In the three months ended June 30, 2024, we recognized a gain of $0.1.
In fiscal 2025, we recognized a loss of $70.3 related to the loss on the termination of the KKW Collaboration Agreement and our decision to wind down our business in Russia. In fiscal 2024, we recognized a gain of $0.5 related to early termination of Lacoste fragrance license.
(c)In the three months ended June 30, 2025 and 2024, we incurred no asset impairment charges.
In fiscal 2025, we incurred $212.8 of asset impairment charges of which $84.0, $61.0, and $24.9 related to the Max Factor, CoverGirl and Bourjois trademarks, respectively, totaling $169.9 within the Consumer Beauty segment and $42.9 related to the Philosophy trademark within the Prestige Segment. In fiscal 2024, we incurred no asset impairment charges.

SEGMENT OPERATING INCOME (LOSS), SEGMENT ADJUSTED OPERATING INCOME (LOSS) AND SEGMENT ADJUSTED EBITDA

OPERATING INCOME, ADJUSTED OPERATING INCOME AND ADJUSTED EBITDA- PRESTIGE SEGMENT

	Three Months Ended June 30,			Year Ended June 30,
(in millions)	2025	2024	Change %	2025	2024	Change %
Reported operating income	$38.1	$49.7	(23)%	$580.6	$580.7	—%
Reported operating income (loss) margin	5.0%	6.2%		15.2%	15.1%
Amortization expense	36.6	38.1	(4)%	149.7	153.7	(3)%
Asset impairment charges	—	—	N/A	42.9	—	N/A
Total adjustments to reported operating income	$36.6	$38.1	(4)%	$192.6	$153.7	25%
Adjusted operating income	$74.7	$87.8	(15)%	$773.2	$734.4	5%
Adjusted operating income margin	9.8%	10.9%		20.2%	19.0%
Adjusted depreciation	28.2	25.0	13%	$111.4	$105.2	6%
Adjusted EBITDA	$102.9	$112.8	(9)%	$884.6	$839.6	5%
Adjusted EBITDA margin	13.5%	14.1%		23.2%	21.8%

OPERATING INCOME, ADJUSTED OPERATING INCOME AND ADJUSTED EBITDA- CONSUMER BEAUTY SEGMENT

	Three Months Ended June 30,			Year Ended June 30,
(in millions)	2025	2024	Change %	2025	2024	Change %
Reported operating (loss) income	$(16.0)	$10.3	<(100%)	$(127.4)	$89.3	<(100%)
Reported operating (loss) income margin	(3.3)%	1.8%		(6.1)%	4.0%
Amortization expense	9.0	9.9	(9)%	37.2	39.7	(6)%
Asset impairment charges	—	—	N/A	169.9	—	N/A
Total adjustments to reported operating income	$9.0	$9.9	(9)%	$207.1	$39.7	>100%
Adjusted operating (loss) income	$(7.0)	$20.2	<(100%)	$79.7	$129.0	(38)%
Adjusted operating (loss) income margin	(1.4)%	3.6%		3.8%	5.7%
Adjusted depreciation	30.8	31.5	(2)%	117.4	$122.5	(4)%
Adjusted EBITDA	$23.8	$51.7	(54)%	$197.1	$251.5	(22)%
Adjusted EBITDA margin	4.8%	9.2%		9.5%	11.1%

OPERATING INCOME, ADJUSTED OPERATING INCOME AND ADJUSTED EBITDA- CORPORATE SEGMENT

	Three Months Ended June 30,			Year Ended June 30,
(in millions)	2025	2024	Change %	2025	2024	Change %
Reported operating loss	$(6.6)	$(25.3)	74%	$(212.1)	$(123.3)	(72)%
Reported operating income (loss) margin	N/A	N/A		N/A	N/A
Restructuring and other business realignment costs	1.2	7.0	(83)%	91.8	$36.6	>100%
Stock-based compensation	5.4	18.4	(71)%	50.0	$88.8	(44)%
Gain on sale of real estate	—	—	N/A	—	$(1.6)	100%
Early license termination and market exit costs	$—	(0.1)	100%	70.3	$(0.5)	>100%
Total adjustments to reported operating income	$6.6	$25.3	(74)%	$212.1	$123.3	72%
Adjusted operating loss	$—	$—	N/A	$—	$—	N/A
Adjusted operating income margin	N/A	N/A		N/A	N/A
Adjusted depreciation	—	—	N/A	—	—	N/A
Adjusted EBITDA	$—	$—	N/A	$—	$—	N/A
Adjusted EBITDA margin	—%	—%		—%	—%

RECONCILIATION OF REPORTED INCOME (LOSS) BEFORE INCOME TAXES AND EFFECTIVE TAX RATES TO ADJUSTED INCOME BEFORE INCOME TAXES AND ADJUSTED EFFECTIVE TAX RATES FOR COTY INC

	Three Months Ended June 30, 2025			Three months ended June 30, 2024
(in millions)	(Loss) income before income taxes	(Benefit) Provision for income taxes	Effective tax rate	(Loss) income before income taxes	(Benefit) Provision for income taxes	Effective tax rate
Reported (Loss) Income before income taxes	$(73.5)	$(4.2)	5.7%	$(107.4)	$(11.8)	11.0%
Adjustments to Reported Operating Income (a)	52.2			73.3
Change in fair value of investment in Wella Business (c)	(2.0)			(5.0)
Other adjustments (d)	(1.0)			(6.7)
Total Adjustments (b)	49.2	20.2		61.6	(16.4)
Adjusted Income (loss) before income taxes	$(24.3)	$16.0	(65.8%)	$(45.8)	$(28.2)	61.6%

The adjusted effective tax rate was (65.8%) for the three months ended June 30, 2025 compared to 61.6% for the three months ended June 30, 2024. The differences were primarily due to an increase in valuation allowances recorded on interest expense carryforwards in the current period.

	Year Ended June 30, 2025			Year Ended June 30, 2024
(in millions)	Income before income taxes	Provision for income taxes	Effective tax rate	(Loss) income before income taxes	Provision for income taxes	Effective tax rate
Reported (Loss) Income before income taxes	$(344.8)	$5.4	(1.6)%	$204.5	$95.1	46.5%
Adjustments to Reported Operating Income (a)	611.8			316.7
Change in fair value of investment in Wella Business (c)	83.0			(25.0)
Other adjustments (d)	(0.6)			(2.4)
Total Adjustments (b) (e)	694.2	117.4		289.3	35.6
Adjusted Income before income taxes	$349.4	$122.8	35.1%	$493.8	$130.7	26.5%

The adjusted effective tax rate was 35.1% for the fiscal year ended June 30, 2025 compared to 26.5% in the fiscal year ended June 30, 2024. The differences were primarily due to an increase in valuation allowances recorded on interest expense carryforwards in the current period.
(a)See a description of adjustments under “Reconciliation of Reported Net Income to Adjusted Operating Income and Adjusted EBITDA.”
(b)The tax effects of each of the items included in adjusted income are calculated in a manner that results in a corresponding income tax benefit/provision for adjusted income. In preparing the calculation, each adjustment to reported income is first analyzed to determine if the adjustment has an income tax consequence. The provision for taxes is then calculated based on the jurisdiction in which the adjusted items are incurred, multiplied by the respective statutory rates and offset by the increase or reversal of any valuation allowances commensurate with the non-GAAP measure of profitability.
(c) The amount represents the unrealized loss (gain) recognized for the change in the fair value of the investment in Wella.
(d)See "Reconciliation of Reported Net Income (Loss) Attributable to Coty Inc to Adjusted Net Income (loss) Attributable to Coty Inc."
(e) In fiscal 2024, the total tax impact on adjustments includes a tax expense of $27.6 due to changes to the net deferred taxes recognized on the assignment of strategic service functions from Amsterdam to Geneva, as an indirect result of the required revaluation of the original transfer of the main principal location from Geneva to Amsterdam in fiscal 2021. The total tax impact on adjustments also includes a tax benefit of $10.0 and $1.1 for fiscal 2025 and fiscal 2024, respectively, recorded as the result of the Company’s exit from Russia.

RECONCILIATION OF REPORTED NET INCOME TO ADJUSTED NET INCOME FOR COTY INC.

	Three Months Ended June 30,			Year Ended June 30,
(in millions)	2025	2024	Change	2025	2024	Change
Net (loss) income from Coty Inc., net of noncontrolling interests	$(68.8)	$(96.9)	29%	$(367.9)	$89.4	<(100%)
Convertible Series B Preferred Stock dividends (c)	(3.3)	(3.3)	—%	(13.2)	(13.2)	—%
Reported Net (loss) income attributable to Coty Inc	$(72.1)	$(100.2)	28%	$(381.1)	$76.2	<(100%)
% of Net revenues	(5.8%)	(7.3%)		(6.5)%	1.2%
Adjustments to Reported Operating Income (a)	52.2	73.3	(29%)	611.8	316.7	93%
Change in fair value of investment in Wella Business (d)	(2.0)	(5.0)	60%	83.0	(25.0)	>100%
Adjustments to other expense (e)	(1.0)	(6.7)	85%	(0.6)	(2.4)	75%
Adjustments to noncontrolling interests (b)	(1.8)	(1.7)	(6%)	(6.9)	(6.8)	(1%)
Change in tax provision due to adjustments to Reported Net income attributable to Coty Inc	(20.2)	16.4	<(100%)	(117.4)	(35.6)	<(100%)
Adjusted Net (loss) income attributable to Coty Inc.	$(44.9)	$(23.9)	(88%)	$188.8	$323.1	(42%)
% of Net revenues	(3.6%)	(1.8%)		3.2%	5.3%

Per Share Data
Adjusted weighted-average common shares
Basic	872.3	867.9		870.9	874.4
Diluted (c) (f)	872.3	867.9		875.6	883.4
Adjusted Net (loss) Income attributable to Coty Inc. per Common Share
Basic	$(0.05)	$(0.03)		$0.22	$0.37
Diluted (c)	$(0.05)	$(0.03)		$0.22	$0.37

(a)See a description of adjustments under “Net Income, Adjusted Operating Income and Adjusted EBITDA for Coty Inc.”
(b)The amounts represent the after-tax impact of the non-GAAP adjustments included in Net income attributable to noncontrolling interest based on the relevant noncontrolling interest percentage in the Condensed Consolidated Statements of Operations.
(c)Diluted EPS is adjusted by the effect of dilutive securities, including awards under the Company's equity compensation plans, the convertible Series B Preferred Stock and the Forward Repurchase Contracts, if applicable. When calculating any potential dilutive effect of stock options, Series A Preferred Stock, restricted stock, PRSUs and RSUs, the Company uses the treasury method and the if-converted method for the Convertible Series B Preferred Stock and the Forward Repurchase Contracts. The treasury method typically does not adjust the net income attributable to Coty Inc. while the if-converted method requires an adjustment to reverse the impact of the preferred stock dividends and the impact of fair market value (gains)/losses for contracts with the option to settle in shares or cash, if dilutive, on net income applicable to common stockholders during the period.
(d)The amount represents the unrealized gain recognized for the change in the fair value of the investment in Wella Company.
(e)For the three months ended June 30, 2025, this primarily represents a recovery of previously written-off non-income tax credits. For the three months ended June 30, 2024, this primarily represents a recovery of previously written-off non-income tax credits and the amortization of basis differences in certain equity method investments.
For the twelve months ended June 30, 2025, this primarily represents a recovery of previously written-off non-income tax credits, the amortization of basis differences in certain equity method investments, and net loss on the sale of an equity investment. For the twelve months ended June 30, 2024, this primarily represents a recovery of previously written-off non-income tax credits and the amortization of basis differences in certain equity method investments.
(f)For the three months ended June 30, 2025 and 2024, Convertible Series B Preferred Stock was excluded from the computation of diluted loss per share due to the net loss incurred during the period. For the twelve months ended June 30, 2025 and 2024, 23.7 million and 23.7 million dilutive shares of Convertible Series B Preferred Stock were excluded in the computation of adjusted weighted-average diluted shares because their effect would be anti-dilutive.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

COTY INC.	Three Months Ended June 30,		Year Ended June 30,
(in millions)	2025	2024	2025	2024
Net cash provided by operating activities	$83.2	$176.5	$492.6	$614.6
Capital expenditures	(48.3)	(59.8)	(215.0)	(245.2)
Free cash flow	$34.9	$116.7	$277.6	$369.4

RECONCILIATION OF TOTAL DEBT TO FINANCIAL NET DEBT AND ECONOMIC NET DEBT

COTY INC.	As of
(in millions)	June 30, 2025
Total debt[1]	$4,008.4
Less: Cash and cash equivalents	257.1
Financial Net debt	$3,751.3
Less: Value of Wella stake	1,002.0
Economic Net debt	$2,749.3

1 Total debt is derived from Footnote 12 from the Form 10-K for the fiscal year ended June 30, 2025 and includes both the Company's short-term and long-term debt (including the current portion of long-term debt).

RECONCILIATION OF TTM(a) NET INCOME TO TTM ADJUSTED EBITDA

	Three months ended				Twelve months ended
	September 30, 2024	December 31, 2024	March 31, 2025	June 30, 2025	June 30, 2025
(in millions)
Net income (loss)	$90.7	$30.6	$(402.2)	$(69.3)	$(350.2)
Provision (benefit) for income taxes	$42.0	$26.0	$(58.4)	$(4.2)	$5.4
Income (loss) before income taxes	$132.7	$56.6	$(460.6)	$(73.5)	$(344.8)
Interest expense, net	$61.8	$54.4	$47.9	$50.1	$214.2
Other expense, net	$43.3	$157.2	$132.3	$38.9	$371.7
Reported operating income (loss)	$237.8	$268.2	$(280.4)	$15.5	$241.1
Amortization expense	$48.1	$47.3	$45.9	$45.6	$186.9
Restructuring and other business realignment costs	$0.7	$2.7	$87.2	$1.2	$91.8
Stock-based compensation	$17.0	$15.5	$12.1	$5.4	$50.0
Asset impairment charges	$—	$—	$212.8	$—	$212.8
Early license termination and market exit costs	$—	$—	$70.3	$—	$70.3
Total adjustments to reported operating income (loss)	$65.8	$65.5	$428.3	$52.2	$611.8
Adjusted operating income	$303.6	$333.7	$147.9	$67.7	$852.9
Add: Adjusted depreciation(b)	$56.5	$57.0	$56.3	$59.0	$228.8
Adjusted EBITDA	$360.1	$390.7	$204.2	$126.7	$1,081.7
(a)Trailing twelve months (TTM) net income (loss), reported operating income, adjusted operating income, and adjusted EBITDA represents the summation of each of these financial metrics for the quarters ended June 30, 2025, March 31, 2025, December 31, 2024 and September 30, 2024.
(b) Adjusted depreciation for the twelve months ended June 30, 2025 represents depreciation expense for Coty Inc for the period, excluding accelerated depreciation.

COMPARISON OF TOTAL DEBT/NET INCOME TO FINANCIAL NET DEBT/ADJUSTED EBITDA

			Numerator
			Total Debt	Financial Net Debt(c)
			$4,008.4	$3,751.3
Denominator	TTM Net loss(b)	$(350.2)	-11.4	N/R(d)
	TTM Adjusted EBITDA(a)	$1,081.7	N/R(d)	3.5
(a)TTM adjusted operating income for the twelve months ended June 30, 2025 represents the summation of adjusted operating income for Coty Inc for each of the quarters ended June 30, 2025, March 31, 2025, December 31, 2024 and September 30, 2024. For a reconciliation of adjusted operating income to operating income for Coty Inc. for each of those periods, see the table entitled "Reconciliation of TTM of Net Income to Adjusted Operating Income to Adjusted EBITDA" for each of those periods.
(b)TTM Net (loss) for the twelve months ended June 30, 2025 represents the summation of the Net income (loss) for each of the quarters ended June 30, 2025, March 31, 2025, December 31, 2024 and September 30, 2024.
(c)Financial Net Debt equals Total Debt minus Cash and cash equivalents as of June 30, 2025. See table titled "Reconciliation of Total Debt to Financial Net Debt and Economic Net Debt".
(d)Not relevant.

RECONCILIATION OF REPORTED NET REVENUES TO LIKE-FOR-LIKE NET REVENUES

	Three Months Ended June 30, 2025 vs. Three Months Ended June 30, 2024 Net Revenue Change
Net Revenues Change YoY	Reported Basis	Constant Currency	Impact from Acquisitions and Divestitures (a)	LFL(b)
Prestige	(5)%	(7)%	—%	(7)%
Consumer Beauty	(12)%	(12)%	—%	(12)%
Total	(8)%	(9)%	—%	(9)%

	Year Ended June 30, 2025 vs. Year Ended June 30, 2024 Net Revenue Change
Net Revenues Change YoY	Reported Basis	Constant Currency	Impact from Acquisitions and Divestitures (a)	LFL (b)
Prestige	(1)%	(1)%	(1)%	—%
Consumer Beauty	(8)%	(5)%	—%	(5)%
Total	(4)%	(2)%	—%	(2)%
(a)The Company had an early license termination with Lacoste and concluded the sell-off period at the end of the second quarter of fiscal 2024. In calculating the YTD YoY LFL revenue change, to maintain comparability, we have excluded the first and second quarters of fiscal 2024 Lacoste contribution.
(b)Consolidated LFL results, Prestige LFL results, and Consumer Beauty LFL results for the three months and year ended June 30, 2025 include 1% help from Argentina resulting from significant price increases due to hyperinflation.
Consolidated LFL results for the year ended June 30, 2025 include 1% help from Argentina resulting from significant price increases due to hyperinflation. Prestige LFL results for the year ended June 30, 2025 include an immaterial help from Argentina resulting from significant price increases due to hyperinflation. Consumer Beauty LFL results for the year ended June 30, 2025 include 1% help from Argentina resulting from significant price increases due to hyperinflation.

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)	June 30, 2025	June 30, 2024
ASSETS
Current assets:
Cash and cash equivalents	$257.1	$300.8
Restricted cash	13.3	19.8
Trade receivables, net	526.4	441.6
Inventories	794.5	764.1
Prepaid expenses and other current assets	362.0	437.2
Total current assets	1,953.3	1,963.5
Property and equipment, net	709.2	718.9
Goodwill	4,062.2	3,905.7
Other intangible assets, net	3,214.8	3,565.6
Equity investments	1,002.0	1,090.6
Operating lease right-of-use assets	265.7	255.3
Other noncurrent assets	700.5	582.9
TOTAL ASSETS	$11,907.7	$12,082.5

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$1,890.0	$1,997.6
Short-term debt and current portion of long-term debt	3.5	3.0
Other current liabilities	644.8	601.2
Total current liabilities	2,538.3	2,601.8
Long-term debt, net	3,955.5	3,841.8
Long-term operating lease liabilities	221.8	218.7
Other noncurrent liabilities	1,236.5	1,172.5
TOTAL LIABILITIES	7,952.1	7,834.8

CONVERTIBLE SERIES B PREFERRED STOCK	142.4	142.4
REDEEMABLE NONCONTROLLING INTERESTS	94.2	93.6
Total Coty Inc. stockholders’ equity	3,542.7	3,827.1
Noncontrolling interests	176.3	184.6
Total equity	3,719.0	4,011.7
TOTAL LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY	$11,907.7	$12,082.5

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended June 30,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(350.2)	109.4

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	420.0	421.1
Non-cash lease expense	62.3	61.6
Asset impairment charges	212.8	—
Deferred income taxes	(87.5)	(9.8)
Provision for bad debts	6.3	2.7
Provision for pension and other post-employment benefits	10.2	8.6
Share-based compensation	50.0	88.8
Losses on forward repurchase contracts, net	255.2	76.3
Other	226.3	43.5
Change in operating assets and liabilities, net of effects from purchase of acquired companies:
Trade receivables	(81.1)	(104.5)
Inventories	4.8	67.2
Prepaid expenses and other current assets	64.1	(11.0)
Accounts payable and accrued expenses	(167.9)	(49.1)
Other current liabilities	(61.7)	64.1
Operating lease liabilities	(57.4)	(58.4)
Other assets and liabilities, net	(13.6)	(95.9)
Net cash provided by operating activities	492.6	614.6
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(215.0)	(245.2)
Proceeds from contingent consideration, license agreements, and sale of other long-lived assets, net	12.6	19.0
Proceeds from termination of collaboration agreement/sale of equity investment	74.0	—
Net cash used in investing activities	(128.4)	(226.2)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments from debt, net	(120.7)	(327.5)
Dividend payment on Common Stock and Convertible Series B Preferred Stock	(13.3)	(13.4)
Net proceeds from issuance of Class A Common Stock	—	355.9
Net payments for foreign currency contracts	(22.0)	(7.3)
Payments related to forward repurchase contracts and settlement, including hedge valuation adjustment	(288.4)	(242.6)
Refunds related to hedge valuation adjustment	61.8	—
Payment of deferred financing fees	(2.0)	(47.1)
Other financing activities	(42.2)	(54.7)
Net cash used in financing activities	(426.8)	(336.7)
EFFECT OF EXCHANGE RATES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	12.4	(14.9)
NET (DECREASE) INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(50.2)	36.8
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—Beginning of period	320.6	283.8
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—End of period	$270.4	$320.6